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                             FHP, INC. (CALIFORNIA)
                        MEDICAL GROUP SERVICES AGREEMENT
                                    (TALBERT)

THIS MEDICAL GROUP SERVICES AGREEMENT (this "Agreement") is made and entered into this 6th day of November, 1996, by and between FHP, INC. (California) ("Health Plan"), and TALBERT MEDICAL GROUP, INC. ("Medical Group") with reference to the following facts:

WHEREAS, Health Plan operates various prepaid health plans for the provision of Covered Services to persons enrolled as Members in such plans in a manner consistent with the laws of the State of California and the United States; and

WHEREAS, Health Plan's ultimate parent, FHP International Corporation, has recently entered into an agreement to be acquired by PacifiCare Health Systems, Inc., which acquisition, when completed, will result in various legal and operational changes to Health Plan, including, among other things, a change of Health Plan's name to PacifiCare and a change of certain operating procedures and compensation programs upon the Conversion Date, as defined below; and

WHEREAS, Medical Group and its Participating Providers desire to participate in Health Plan's prepaid health service delivery system by providing or arranging for Covered Services to Medical Group Members on a prepaid basis in coordination with Health Plan and its Participating Providers under the terms specified in this Agreement; and


NOW, THEREFORE, it is agreed as follows:

                                    ARTICLE 1
                                   DEFINITIONS

Whenever used in this Agreement, the following terms shall have the definitions contained in this Article 1

1.1 ACCREDITATION ORGANIZATION is any organization, including, without limitation, the National Committee for Quality Assurance (NCQA), engaged in accrediting or certifying Health Plan, any Managed Care Plans, or any Participating Providers.

1.2 AGREEMENT is this Medical Group Services Agreement between Health Plan and Medical Group, and any amendments, exhibits and attachments hereto, including Product Attachments.

1.3 BASE AGREEMENT is this Medical Group Services Agreement between Health Plan and Medical Group, and any amendments, exhibits and attachments hereto, excluding Product Attachments.
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1.4   CAPITATION PAYMENTS are monthly payments made to Medical Group on a prepaid basis for Covered Services provided or arranged by Medical Group under this Agreement.

1.5 COMMENCEMENT DATE shall be the closing date of that certain Amended and Restated Agreement and Plan of Reorganization involving PacifiCare Health Systems, Inc. and FHP International Corporation (the "Reorganization Agreement") or on the first day of the month following the closing of the Reorganization Agreement if the Reorganization Agreement does not close during the first five (5) days of the month.

1.6 CONVERSION DATE is the date specified in a written notice from Health Plan to Medical Group indicating that Health Plan has revised its systems, operations and programs and that the compensation and other programs which become effective under this Agreement upon the Conversion Date will be initiated. Health Plan's written notice shall precede the Conversion Date by at least ninety (90) days and may be stated in term of the conversion occurring no sooner than ninety (90) days after the date specified in such written notice.

1.7 COPAYMENT is a fee that may be charged to Members for certain Medical Group Services and collected by Medical Group or its Participating Providers at the time Medical Group Services are provided, as set forth in the applicable Managed Care Plan.

1.8 COST OF CARE is the valuation of Medical Group Services and other health care services provided or arranged by Medical Group, as described in
      Section 5.8 and EXHIBIT 1 TO THE BASE AGREEMENT.

1.9 COVERED SERVICES are those medically necessary health care services, supplies and benefits which are required by a Member as determined by Medical Group or Health Plan in accordance with the Member's Managed Care Plan and Health Plan's Quality Improvement Program and Utilization Management Program. For purposes of this Agreement, "medically necessary" shall have the meaning set forth in the applicable Subscriber Agreement.

1.10 DIVISION OF FINANCIAL RESPONSIBILITY is the matrix for each Managed Care Plan which specifies either: (i) the financial responsibility of Health Plan, Medical Group and Hospital for Covered Services, where both Medical Group and Hospital are capitated by Health Plan for providing or arranging Covered Services for Medical Group Members; or (ii) the financial responsibility of Health Plan and Medical Group for Covered Services and Covered Services that are Hospital Services, where Medical Group is capitated by Health Plan and Hospitals are paid on non-capitated basis by Health Plan for providing or arranging Covered Services to Medical Group Members. The Division of Financial Responsibility for each Managed Care Plan is set forth in the applicable Product Attachment.

1.11 ELIGIBILITY LIST is the list of Members for whom Medical Group shall provide or arrange
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      Covered Services.

1.12 EMERGENCY is the sudden and unexpected onset or occurrence of a symptom, illness, medical condition or injury which requires immediate diagnosis and/or treatment in order to alleviate or attempt to prevent severe pain, permanent disability, serious medical complications or loss of life. The final determination of whether an Emergency existed shall be made by the Health Plan Medical Director or designee, subject to appeal under the applicable Member appeals procedure.

1.13 EMERGENCY SERVICES are Covered Services required by a Member for the diagnosis and treatment of an Emergency.

1.14 GOVERNMENT AGENCY shall mean any local, state or federal government agency or entity with regulatory or other authority over Health Plan, this Agreement or any Managed Care Plan.

1.15 HOSPITAL(S) are the licensed acute care hospitals which have entered into written agreements with Health Plan to provide Hospital Services to Medical Group Members in the Medical Group Risk Area on either a capitated basis or a per diem basis. Hospitals which are capitated by Health
      Plan for Medical Group Members are identified on EXHIBIT 1 to the Base Agreement.

1.16 HOSPITAL SERVICES are either: (i) Covered Services for Medical Group Members assigned to Hospital which are the financial responsibility of Hospital, as specified in the Division of Financial Responsibility for each Managed Care Plan, where Hospital is capitated by Health Plan for such Covered Services; or (ii) Covered Services for Medical Group Members which are initially paid for by Health Plan and are the shared financial responsibility of Health Plan and Medical Group, as specified in the Hospital Incentive Programs set forth in the Product Attachments and summarized in the Division of Financial Responsibility, where Hospitals are paid on per diem basis for such Covered Services.

1.17 MANAGED CARE PLAN is any one of the various health benefit plans or products sponsored or administered by Health Plan or its subsidiaries or affiliates including, without limitation, a commercial prepaid plan ("Commercial Plan"), a commercial point-of-service plan ("Commercial POS Plan"), a Medicare-risk plan ("Medicare Plan") and a Medicare-risk point-of-service plan ("Medicare POS Plan"). Each Managed Care Plan is described in the applicable Subscriber Agreement and Product Attachment. Health Plan may make available some, and not all, of the Managed Care Plans under this Agreement.

1.18  MEDICAL GROUP MEMBERS are the Members listed on the Eligibility List.

1.19 MEDICAL GROUP RISK AREA is the geographic area within a thirty (30) mile radius of each Medical Group facility. Such radius commences with the address of Medical Group
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      facility and extends for thirty (30) miles over the shortest route using public streets and highways.

1.20 MEDICAL GROUP SERVICES are Covered Services for Medical Group Members which are the financial responsibility of Medical Group, as specified in the Division of Financial Responsibility for each Managed Care Plan.

1.21 MEMBER is an individual who is enrolled in a Managed Care Plan and meets all the eligibility requirements for membership in the Managed Care Plan and for whom the applicable Premium has been received by Health Plan.

1.22 OUT-OF-AREA MEDICAL SERVICES are those Urgently Needed Services and Emergency Services provided while a Medical Group Member is outside the Medical Group Risk Area which would have been the financial responsibility of Medical Group had such services been provided within the Medical Group Risk Area.

1.23 PARTICIPATING PROVIDERS are (i) physicians and health care professionals who are shareholders, partners or employees of Medical Group and (ii) physicians, medical groups, individual practice associations ("IPA"), health care professionals, hospitals, facilities and other providers of health care services or supplies that have entered into written contracts with Health Plan, Medical Group or Hospital to provide Covered Services to Members pursuant to Managed Care Plans.

1.24 PREMIUM is the payment for Covered Services under each Managed Care Plan as may be further defined in the applicable Product Attachment.

1.25 PRIMARY CARE PHYSICIAN is any of Medical Group's Participating Providers who meet Health Plan's criteria for providing initial and primary care Covered Services to Members, for maintaining the continuity of patient care, and for initiating and coordinating referrals for Covered Services to Members.

1.26 PRODUCT ATTACHMENTS are the attachments to the Base Agreement which set forth the terms and conditions under which Medical Group shall provide or arrange Covered Services to Medical Group Members pursuant to the Managed Care Plans. The Product Attachments and additional provisions applicable to the Product Attachments are described in EXHIBIT 2 to the Base Agreement. All Product Attachments are a part of this Agreement and are incorporated herein.

1.27 PROVIDER MANUAL is the Health Plan Provider Policies and Procedures Manual and related written materials which shall be provided to Medical Group by Health Plan prior to or concurrent with the execution of this Agreement. The Provider Manual is incorporated into this Agreement, and may be updated from time to time by Health Plan as provided in this Agreement.
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1.28  QUALITY MANAGEMENT AND IMPROVEMENT ("QI") PROGRAM are those standards, protocols, policies and procedures adopted by Health Plan to monitor and improve the quality of clinical care and quality of services provided to Members. The QI Program is described in the Provider Manual, and may be updated from time to time by Health Plan as provided in this Agreement.

1.29 STATE AND FEDERAL LAW shall mean any and all laws and regulations of the State of California or of the United States which are applicable to Health Plan, this Agreement, Managed Care Plans, and Medical Group and its Participating Providers.

1.30 SUBSCRIBER AGREEMENT is the contract between Health Plan and a Subscriber or Subscriber Group which describes the costs, benefits or services, procedures, conditions, limitations, exclusions, and other obligations to which Members are entitled and subject to under a Managed Care Plan. A copy of the current standard form Subscriber Agreement for each Managed Care Plan shall be provided to Medical Group by Health Plan concurrent with the execution of each Product Attachment, and may be updated from time to time by Health Plan.

1.31 SUBSCRIBER OR SUBSCRIBER GROUP is the individual or employer, organization, firm or other entity which contracts with Health Plan under a Subscriber Agreement to obtain the benefits of a Managed Care Plan.

1.32 URGENTLY NEEDED SERVICES are Covered Services under a Managed Care Plan which are required without delay in order to prevent the serious deterioration of a Member's health as a result of an unforeseen illness or injury while the Member is temporarily outside the Health Plan Service Area (that is, the geographic area in which Health Plan is licensed in the State of California to offer each Managed Care Plan).

1.33 UTILIZATION MANAGEMENT ("UM") PROGRAM are those standards, protocols, policies and procedures adopted by Health Plan regarding the management, review and approval of the provision of Covered Services to Members. The UM Program is described in the Provider Manual, and may be updated from time to time by Health Plan as provided in this Agreement.

                                    ARTICLE 2
                             DUTIES OF MEDICAL GROUP

2.1 PROVIDE OR ARRANGE COVERED SERVICES. Medical Group, through its Participating Providers, shall provide or arrange Covered Services in the Medical Group Risk Area to Medical Group Members, in coordination with Health Plan and Health Plan's Participating Providers and in accordance with the terms and conditions set forth in this Agreement and the Managed Care Plans. Medical Group shall be financially responsible for Medical Group Services. The primary concern of Medical Group and its Participating Providers under this Agreement shall be the quality of Covered Services provided to or arranged for Members. Nothing stated in this Agreement shall be interpreted to diminish this responsibility.

2.2 PROFESSIONAL STANDARDS. All Covered Services provided or arranged by Medical Group shall be provided or arranged by duly licensed, certified or otherwise authorized professional personnel and at physical facilities in accordance with (i) the generally accepted medical and surgical practices and standards prevailing in the applicable professional community at the time of treatment, (ii) the provisions of Health Plan's QI Program and UM Program, (iii) the requirements of State and Federal Law and (iv) the standards of Accreditation Organizations.

      2.2.1 LICENSURE OF MEDICAL GROUP. Medical Group is legally organized and incorporated under the laws of the State of California. Medical Group shall maintain in good standing at all times during the term of this Agreement any and all licenses, certificates and/or approvals required under State and Federal Law for the performance by Medical Group of the duties required by this Agreement.

      2.2.2 LICENSURE/CERTIFICATION OF MEDICAL GROUP'S PARTICIPATING PROVIDERS. Each of Medical Group's Participating Providers shall maintain in good standing at all times during the term of this Agreement the necessary licenses or certifications required by State and Federal Law and by the Managed Care Plans to provide or arrange Covered Services to Members.

      2.2.3 HOSPITAL PRIVILEGES FOR MEDICAL GROUP'S PARTICIPATING PROVIDERS. Unless otherwise specified by Medical Group and approved by Health Plan for specific Participating Providers, each of Medical Group's Participating Providers who is a physician shall maintain in good standing at all times during the term of this Agreement medical staff membership and clinical privileges at Hospital necessary to provide or arrange Covered Services to Members.

2.3 MEDICAL GROUP'S PARTICIPATING PROVIDERS. Medical Group shall have a sufficient number of Participating Providers throughout the Medical Group Risk Area to provide or arrange Covered Services and meet the needs of Health Plan and Medical Group Members as determined by Health Plan's QI Program and in accordance with State and Federal Law. Medical Group's Participating Providers shall provide or arrange Covered Services, including Emergency Services, to Medical Group Members twenty four (24) hours a day, three hundred sixty five (365) days per year. Medical Group's Participating Providers must meet Health Plan's credentialing standards and must be approved by Health Plan before providing or arranging Covered Services to Members.

      2.3.1 PARTICIPATING PROVIDER INFORMATION. Medical Group shall provide Health Plan with a complete list of its Participating Providers, together with the provider specific information required by Health Plan for credentialing and for administration of the Managed Care Plans, at the time this Agreement is signed.

      2.3.2 NOTICE OF PARTICIPATING PROVIDER ADDITIONS. Medical Group shall use its best efforts to provide at least sixty (60) calendar days prior written notice to Health Plan of the addition of any new Participating Providers. Such notice shall include the provider specific information required by Health Plan, as set forth in the Provider Manual. All new Participating Providers must be approved by Health Plan before providing or arranging Covered Services to Members. Health Plan shall use its best efforts to approve new Participating Providers as quickly as possible after receiving the written notice from Medical Group.

      2.3.3 NOTICE OF PARTICIPATING PROVIDER TERMINATIONS. Medical Group shall provide sixty (60) calendar days prior written notice to Health Plan of the termination of any of its Participating Providers; provided, however, that if any Participating Providers are terminated with less than sixty
      (60) calendar days notice, then Medical Group shall provide written notice to Health Plan as soon as Medical Group becomes aware of such termination.

      2.3.4 RESTRICTION, SUSPENSION OR TERMINATION OF PARTICIPATING PROVIDERS. Medical Group shall, as warranted, immediately restrict, suspend or terminate its Participating Providers from providing or arranging Covered Services to Members in the following circumstances: (i) the Participating Provider ceases to meet the licensing/certification requirements or other professional standards described in this Agreement; (ii) Health Plan or Medical Group reasonably determines that there are serious deficiencies in the professional competence, conduct or quality of care of the Participating Provider which affects or could adversely affect the health or safety of Members; or (iii) Health Plan reasonably demands that the Participating Provider be restricted, suspended or terminated. Medical Group shall immediately notify Health Plan of any of its Participating Providers who cease to meet the licensing/certification requirements or other professional standards described in this Agreement and Medical Group's actions under this Section. If Medical Group fails to act as required by this Section with respect to any of its Participating Providers, Health Plan shall have the right to immediately prohibit such Participating Providers from continuing to provide Covered Services to Members.

      2.3.5 CHANGES IN CAPACITY. Medical Group and its Participating Providers will continue to accept Members enrolled by Health Plan for so long as Medical Group and its Participating Providers have the capacity to provide and arrange Covered Services under this Agreement and for so long as Medical Group continues to accept new patients from any HMO or other prepaid Health Plan. Medical Group shall provide at least one hundred twenty (120) calendar days prior written notice to Health Plan of any significant changes in the capacity of Medical Group to provide or arrange Covered Services that would prevent Medical Group from accepting additional Members. A significant change in capacity includes, without limitation, the following: (i) inability of Medical Group to properly serve additional Members due to a lack of Primary Care Physicians or other Participating Providers; (ii) inability of any one of Medical Group's Primary Care

      Physicians or other Participating Providers to serve additional Members; or (iii) closure of any office or facility used by Medical Group or its Primary Care Physicians or other Participating Providers. Health Plan may continue to enroll Members with Medical Group until the expiration of the notice period required under this Section, and in such event, Medical Group and its Primary Care Physicians and other Participating Providers shall continue to accept such Members. Health Plan shall discontinue the enrollment of Members with Medical Group upon expiration of the notice period required under this Section until such time, if any, that Medical Group provides written notification to Health Plan that it has the capacity to accept additional Members.

      2.3.6 NOTICE OF CHANGES IN NETWORK. In the event of a closure of a Medical Group clinic, a termination of one or more Primary Care Physicians or a change in a Medical Group clinic location, Health Plan shall have the sole authority and responsibility for providing notice of such changes to the effected members. Members will be given a choice to stay with Medical Group, stay with the same physician by moving to another group or select a new group from the network.

2.4 MEDICAL GROUP'S SUBCONTRACTS WITH PARTICIPATING PROVIDERS. Medical Group shall demonstrate and certify to Health Plan prior to the Commencement Date and upon Health Plan's written request at any time during the term of this Agreement (in the format specified by Health Plan) that its subcontracts with Participating Providers comply with requirements of this Agreement. Medical Group shall amend any and all of its existing subcontracts with Participating Providers which do not comply with this Agreement within thirty (30) days following the execution of this Agreement and shall provide Health Plan with written certification thereof.

      2.4.1 COMPLIANCE WITH PROVISIONS OF AGREEMENT. Medical Group's subcontracts with Participating Providers shall be in writing. All such subcontracts shall be consistent with the terms and conditions of this Agreement (including the Product Attachments) and shall meet Health Plan's requirements for Participating Provider subcontracts as set forth in the Provider Manual. If this Agreement is amended or modified, all such subcontracts shall be amended or modified within thirty (30) calendar days to be consistent with such amendments or modifications.

      2.4.2 COMPLIANCE WITH STANDARDS OF ACCREDITATION ORGANIZATIONS AND REQUIREMENTS OF STATE AND FEDERAL LAW. Medical Group's subcontracts with Participating Providers shall comply with the standards of Accreditation Organizations and requirements of State and Federal Law. If there are changes in such standards and/or requirements, Medical Group shall amend its subcontracts with Participating Providers to comply with such changes within thirty (30) calendar days following notice thereof from Health Plan.

      2.4.3 ACCESS BY HEALTH PLAN, ACCREDITATION ORGANIZATIONS AND GOVERNMENT AGENCIES. Medical Group and its Participating Providers shall be required to make available at all reasonable times for inspection, examination and copying by Health Plan, Accreditation

      Organizations and Government Agencies copies of all Participating Provider subcontracts, and all books and records pertaining to Covered Services provided to Members under this Agreement. Medical Group and its Participating Providers shall retain such books and records for a term of at least five (5) years from the close of the fiscal year in which the Covered Services were provided.

      2.4.4 MEDICAL GROUP'S RESPONSIBILITY FOR PROVIDING OR ARRANGING COVERED SERVICES. Notwithstanding the existence of Medical Group's subcontracts with its Participating Providers, Medical Group shall remain responsible for satisfying the obligations of Medical Group set forth in this Agreement. If any of Medical Group's subcontracts with Participating Providers are terminated, Medical Group shall remain responsible for providing or arranging Covered Services through its remaining Participating Providers and shall remain financially responsible for Medical Group Services provided to Medical Group Members under this Agreement.

      2.4.5 DISCLOSURE OF TERMS. Nothing in this Agreement shall be deemed to require Medical Group to disclose the financial terms of its subcontracts with Participating Providers, unless such disclosure is required by State or Federal Law or unless Health Plan is responsible for paying or administering claims under the terms of such subcontracts.

2.5 ACCEPTANCE AND TRANSFER OF MEMBERS. Medical Group and its Participating Providers may not impose any limitations on the acceptance of Members for care or treatment that are not imposed on other patients. Health Plan, Medical Group and its Participating Providers shall not request, demand, require or seek directly or indirectly the transfer, discharge or removal of any Member for reasons of Member's need for, or utilization of, Covered Services, except in accordance with the procedures established by Health Plan for such action. Medical Group and its Participating Providers shall not refuse or fail to provide or arrange Covered Services to any Member.

      Health Plan and Medical Group shall exercise reasonable efforts in following the procedures for transfer, discharge or removal of Members as set forth in the Provider Manual. Nevertheless, Health Plan may require transfer of Members for any reason, and Medical Group may request that Health Plan transfer Medical Group Members to another of Health Plan's Participating Providers if Medical Group is unable to provide the Covered Services required by this Agreement for reasons related to capacity of Medical Group and its Participating Providers. In addition, Medical Group may request that Health Plan transfer a Medical Group Member to another of Health Plan's Participating Providers in the event of a material breakdown in the physician-patient relationship. Health Plan shall evaluate such requests considering the best interests of the Member. In the event Health Plan grants a request for transfer of a Member by Medical Group, the transfer shall not be effective until the end of the month following the month in which the Member receives notice of transfer, unless the Member agrees to an earlier transfer and Health Plan has made arrangements with another of Health Plan's Participating

      Providers to accept the Member.

2.6 MEDICAL RECORDS. Medical Group and its Participating Providers shall maintain all patient medical records relating to Covered Services provided to Members, in such form and containing such information as required by the QI Program, Accreditation Organizations and State and Federal Law. Medical records shall be maintained in a manner that is current, detailed, organized and permits effective patient care and quality review by Medical Group and Health Plan pursuant to the QI Program. Medical records shall be maintained in a form and physical location which is accessible to Medical Group's Participating Providers, Health Plan, Government Agencies and Accreditation Organizations. Upon request, Medical Group and its Participating Providers shall provide to Health Plan, at Medical Group's expense, copies of Member medical records for purposes of conducting quality assurance, case management and utilization reviews, credentialing and peer review, claims processing, verification and payment, resolving Member grievances and appeals and other activities reasonably necessary for the proper administration of the Managed Care Plans consistent with State and Federal Law. Medical Group and its Participating Providers shall maintain the confidentiality of all Member medical records and treatment information in accordance with State and Federal Law. Medical records shall be retained by Medical Group and its Participating Providers for at least five (5) years following the provision of Covered Services. The provisions of this Section shall survive termination of this Agreement for the period of time required by State and Federal Law.

2.7 INSURANCE. Medical Group, at its sole cost and expense, shall maintain throughout the term of this Agreement and for a period of four years following termination of this Agreement, professional liability insurance (i.e., medical malpractice insurance) and managed care errors and omissions insurance in the minimum amount of $1,000,000 per occurrence and $3,000,000 annual aggregate, the annual aggregate to apply separately for each physician and health care practitioner who is insured under the policy (or policies) purchased by Medical Group. If the policy (or policies) is canceled or not renewed and coverage is provided on a claims-made basis, Medical Group agrees to exercise any option contained in the policy (or policies) to extend the reporting period to the maximum period permitted under the policy (or policies); provided, however, that Medical Group need not exercise such option if the superseding insurer will accept all prior claims.

      Medical Group, at its sole cost and expense, shall also maintain throughout the term of this Agreement, workers' compensation insurance as required by the State of California and general liability insurance, including but not limited to premises, personal injury and contractual liability insurance, in a minimum amount of $1,000,000 per occurrence, combined single limit, bodily injury and property damage, to insure Medical Group and its employees, agents, and representatives against claims for damages arising by reason of (i) personal injuries or death occasioned in connection with the performance of any Covered Services provided under this Agreement, (ii) the use of any property and facilities of the Medical Group, and (iii) activities performed in connection with this Agreement.

      Medical Group's Participating Providers who are not insured under the Medical Group's policy (or policies) shall maintain the same insurance coverage required of Medical Group under this Section, unless otherwise specified in the Provider Manual.

      All insurance required under this Agreement shall be provided by insurers who meet Health Plan's standards as set forth in the Provider Manual.
      A certificate of insurance shall be issued to Health Plan prior to the Commencement Date and upon the renewal of the insurance coverage specified in this Section. The certificate shall provide that Health Plan shall receive thirty (30) days prior written notice of cancellation or material reduction in the insurance coverage specified in this Section. Notwithstanding any other provision of this Agreement, failure to provide the certificate of insurance shall be grounds for immediate termination of this Agreement.

2.8 FINANCIAL STATEMENTS. Medical Group shall provide to Health Plan within forty five (45) calendar days of the end of each calendar quarter copies of its quarterly financial statements, which shall include a balance sheet, statement of income and statement of cash flow (the "Financial Statements") prepared in accordance with generally-accepted accounting principles. Such quarterly Financial Statements shall be certified by the chief financial officer of Medical Group as accurately reflecting the financial condition of Medical Group for the period indicated. In addition, Medical Group shall provide to Health Plan, within forty five (45) calendar days of the end of each fiscal year, copies of its audited annual Financial Statements.

2.9   ADMINISTRATIVE REQUIREMENTS

      2.9.1 ADMINISTRATIVE GUIDELINES. Medical Group agrees to perform its duties under this Agreement in accordance with the administrative guidelines, policies and procedures set forth in the Provider Manual and State and Federal Law. Medical Group shall be responsible for distributing copies of the Provider Manual, as necessary, to its Participating Providers.

      2.9.2 MEDICAL DIRECTOR, HEALTH PLAN COORDINATOR, QUALITY IMPROVEMENT COMMITTEE AND UTILIZATION MANAGEMENT COMMITTEE. Medical Group shall designate one of its Participating Providers who is a physician or osteopath to act as Medical Group's Medical Director and shall designate an individual to act as the Health Plan coordinator with Health Plan.
      The duties of Medical Group's Medical Director and Health Plan coordinator shall be set forth in the Provider Manual. In addition, Medical Group shall establish and maintain a quality improvement committee and a utilization management committee to assist Health Plan in implementing the QI Program and UM Program with respect to Medical Group Members.

      2.9.3 PARTICIPATION IN HEALTH PLAN ORIENTATION AND TRAINING PROGRAMS. Medical Group shall require its administrative personnel and its Participating Providers to participate in Health Plan's orientation and training programs as described in the Provider Manual.

      2.9.4 ENCOUNTER DATA. Medical Group shall maintain and provide to Health Plan, no later than the fifteenth (15th) day of each month, the utilization data pertaining to Covered Services provided or arranged by Medical Group and its Participating Providers for Medical Group Members during the preceding month as described in the Provider Manual (the "Encounter Data"). Medical Group shall submit Encounter Data in accordance with the procedures and standards set forth in the Provider Manual.

      2.9.5 OTHER DATA AND INFORMATION. Medical Group shall maintain and provide to Health Plan, upon written request, any and all information required by Health Plan, State and Federal Law, Government Agencies or Accreditation Organizations for the administration of Managed Care Plans. Medical Group shall submit such information and data to Health Plan in the format and within the time periods specified by Health Plan.

2.10  MEDICAL GROUP'S FAILURE TO COMPLY WITH AGREEMENT, PROVIDER MANUAL
      OR MANAGED CARE PLANS. If Medical Group fails to comply with any provision(s) of this Agreement, the Provider Manual or the Managed Care Plans, Health Plan may provide written notice of such failure to Medical Group, specifying a date at least thirty (30) days following the date of the notice by which Medical Group must be in compliance with such provision(s), as reasonably determined by Health Plan. If Medical Group fails to comply with such provision(s) by the date specified in the notice, Health Plan shall have the right to cease marketing efforts on behalf of Medical Group and/or discontinue enrollment of Members with Medical Group until such time as Medical Group complies with such provision(s), as reasonably determined by Health Plan. In addition, Health Plan shall have the right to either (i) collect from Medical Group or (ii) offset against amounts due Medical Group under this Agreement, any penalties or other monetary amounts payable by Health Plan to Government Agencies, Subscriber Groups, Participating Providers or any other health care providers as a result of Medical Group's failure to comply with any provision(s) of this Agreement, the Provider Manual or Managed Care Plans. Health Plan's rights and remedies under this Section shall be in addition to all other rights and remedies available to Health Plan to enforce this Agreement, including the right of termination.

2.11 RECIPROCITY AGREEMENTS. Medical Group shall cooperate and develop arrangements with Health Plan's Participating Providers and other Health Plan-affiliated entities ("Health Plan Affiliates") to assure reciprocity of health care services for Members who are not Medical Group Members.

      2.11.1 SERVICES PROVIDED BY MEDICAL GROUP. Medical Group shall provide Covered Services to Members who are not Medical Group Members, including Members assigned to other Health Plan Participating Providers, and Members enrolled in the managed care and health benefit plans of Health Plan Affiliates. Payment for such services shall be at the Cost of Care. Such services shall include Emergency Services, Urgently Needed Services and Covered Services provided upon referral from Health Plan's Participating Providers or Health Plan Affiliates. Medical Group shall also provide services to members of reciprocal HMO affiliates through Health Plan's participation in UltraLink, a nation-wide HMO network, in compliance with UltraLink reciprocity procedures, incorporated herein by reference, and reimbursement for such members shall be in compliance with UltraLink reciprocity procedures.

      2.11.2 SERVICES PROVIDED BY HEALTH PLAN PARTICIPATING PROVIDERS. Health Plan shall, where contractually available, provide reciprocity to Medical Group at Health Plan rates for Covered Services provided to Medical Group Members. Health Plan shall adjudicate and pay such referred claims on behalf of Medical Group (at available reciprocity rates or, if reciprocity rates are unavailable, at rates negotiated in consultation with Medical Group), shall deduct the costs of such claims from Medical Group's monthly Capitation Payments and shall provide Medical Group an accounting thereof. If both Medical Group and Health Plan have agreements with Participating Providers, Medical Group's agreements shall be utilized for the provision of Covered Services under this Agreement and the rates set forth in Medical Group's agreements shall apply.

2.12 HOSPITAL ADMISSIONS. In recognition of the need for coordination, continuity and quality of care of Covered Services provided to Medical Group Members and to ensure continuity and quality of care, Medical Group agrees to utilize Hospital(s) as the provider of Hospital Services for Medical Group Members, subject to the following exceptions:

          (i) Medical Group Members admitted for Emergency Services or Urgently Needed Services; and

          (ii) Medical Group Members requiring Hospital Services not available at Hospital.; and

          (iii) Medical Group Members directed to any other Health Plan Participating Provider in accordance with Health Plan's Utilization Management Program.

           Notwithstanding the foregoing, Medical Group Member requests for treatment at another Health Plan Participating Provider may be granted due to limited Hospital(s) bed capacity or if such request is in the Member's best interest, as determined by Health Plan.

2.13 ADDITION OF NEW CLINICS. Medical Group agrees that Health Plan, in its sole discretion, may add into this Agreement, under the terms and conditions of this Agreement and within a reasonable time as established mutually by Health Plan and Medical Group, any future medical group practices the Medical Group acquires or new site locations the Medical Group establishes, but any final agreement shall be subject to the occurrence of the following conditions:

      2.13.1 Health Plan has executed contracts with hospital and ancillary service providers which collectively constitute a service delivery system;

      2.13.2 Health Plan has not elected to delay or abandon the completion of Managed Care Plans or networks that would provide additional Members to be covered by this Agreement;

      2.13.3 Health Plan has received approval from the appropriate local, state and federal governmental or quasi-governmental agencies, which have regulatory or quasi-regulatory powers over Health Plan or its programs, including, but are not limited to, HCFA and the relevant state agencies;

      2.13.4 The new Medical Group facility or location has obtained any and all applicable licenses and permits and is approved by Health Plan pursuant to Health Plan's credentialing program.

2.14 PARTICIPATION IN HEALTH PLAN PROGRAMS. Medical Group agrees to participate in any and all Managed Care Plans, provided Health Plan has requested Medical Group's participation. The addition of new Managed Care Plans shall be subject to Section 7.9.1.


                                    ARTICLE 3
                      ADMINISTRATIVE DUTIES OF HEALTH PLAN

3.1 ADMINISTRATION AND PROVISION OF DATA. Health Plan shall perform administrative, accounting, enrollment, eligibility verification and other functions necessary for the administration and operation of the Managed Care Plans. Health Plan shall provide Medical Group with management information and data reasonably necessary to carry out the terms and conditions of this Agreement and for the operation of the Managed Care Plans.

3.2 MARKETING. Health Plan shall make reasonable efforts to market the Managed Care Plans. Medical Group agrees that Health Plan may, in its discretion, use Medical Group's name, address and telephone number as well as the names, addresses and telephone numbers and specialties of its Participating Providers in Health Plan's marketing and informational materials including, without limitation, Health Plan's directory of Participating Providers. Nothing in this Agreement shall be deemed to require Health Plan to conduct any specific marketing activities on behalf of Medical Group and its Participating Providers or to identify Medical Group or its Participating Providers in any specific Health Plan marketing or informational materials.

3.3 ENROLLMENT AND ASSIGNMENT OF MEMBERS. Health Plan shall be responsible for distributing the Health Plan Enrollment Packet to all Members upon enrollment and at open enrollment periods. Health Plan shall provide benefit information to Members concerning the type, scope and duration of benefits to which Members are entitled under the Managed Care Plans. Nothing in this Agreement shall be construed to require Health Plan to assign any minimum or maximum number of Members to Medical Group or to utilize Medical Group for any Members in the Medical Group Risk Area.

3.4 ELIGIBILITY INFORMATION. Health Plan shall provide the Eligibility List to Medical Group on the fifteenth (15th) day of each month.

3.5 BENEFIT DESIGN AND INTERPRETATION; COVERAGE DECISIONS. Health Plan shall be solely responsible for the benefit design of all Managed Care Plans, including establishing benefits, Premiums and Copayments. Health Plan shall be solely responsible for interpreting the terms of and making final coverage determinations under the Managed Care Plans.

3.6 CASE MANAGEMENT. Health Plan shall manage and coordinate Covered Services for Members with complex medical conditions to ensure that care is provided in a manner which encourages quality, continuity of care and cost-effectiveness ("Case Management"). Medical Group shall cooperate fully with Health Plan in providing information that may be required in determining the need for Case Management and in the transfer of Members to designated Health Plan Participating Providers for cost effective care.

3.7 OUT-OF-AREA MEDICAL SERVICES. Health Plan shall manage and coordinate Out-of-Area Medical Services. Medical Group shall cooperate fully with Health Plan in providing information that may be required for transferring Members back into the Medical Group Risk Area, including promptly notifying Health Plan of known or suspected Out-of-Area Medical Services, and shall accept the prompt transfer of Members to the care of Medical Group and its Participating Providers following the receipt of Out-of-Area Medical Services.


                                    ARTICLE 4
                          MANAGED CARE PROGRAM SERVICES

4.1 MANAGED CARE PROGRAM SERVICES. Health Plan shall be accountable for the performance of the following services for all Managed Care Plans: (I) quality management and improvement, (ii) utilization management, (iii) credentialing, (iv) member rights and responsibilities, (v) preventive health services, (vi) medical record review and (vii) payment and processing of claims (collectively, "Managed Care Program Services"). Medical Group and its Participating Providers shall participate, cooperate and comply with Health Plan in the performance of all Managed Care Program Services. Specific activities related to utilization management, credentialing and claims processing may be delegated by Health Plan to Medical Group at such time as Medical Group demonstrates to Health Plan's satisfaction the ability to perform these functions in compliance with Health Plan's standards, as amended from time to time. Before the performance of any activities is delegated to Medical Group, Health Plan shall conduct a comprehensive audit of Medical Group's ability and administrative capacity to perform such activities. Medical Group shall provide all documentation requested by Health Plan and shall provide Health Plan representatives with on-site access to Medical Group's facilities and personnel for purposes of conducting such audit.

      4.1.1 QUALITY MANAGEMENT AND IMPROVEMENT. Health Plan shall maintain an ongoing Quality Management and Improvement Program ("QI Program") to assess and improve the quality of clinical care and the quality of service provided to Members under the Managed Care Plans. The QI Program shall be maintained in accordance with the requirements of State and Federal Law and the standards of Accreditation Organizations. Medical Group and its Participating Providers shall participate, cooperate and comply with the QI Program.

      Medical Group shall, at the written request of Health Plan, make available its Participating Providers who are physicians to serve on Health Plan's QI Committee. Medical Group shall establish and maintain an independent quality improvement committee which shall meet as frequently as necessary, but at least monthly. A member of the Health Plan medical services staff may participate in Medical Group's quality improvement committee meetings. Medical Group shall keep minutes of its quality improvement committee meetings, a copy of which shall be made available to Health Plan upon ten
      (10) days written notice by Health Plan to Medical Group. If the functions of the quality improvement committee are performed by the Medical Group's utilization review committee, each committee must hold separately convened meetings and the minutes of each meeting must be separately maintained

      Medical Group shall develop written procedures for focused review or remedial action whenever it is determined by Health Plan's QI Committee that inappropriate or substandard Covered Services have been furnished or Covered Services that should have been furnished have not been furnished. Upon request, Health Plan shall assist Medical Group in the formulation of such focused review and remedial procedures.

      4.1.2 UTILIZATION MANAGEMENT. Health Plan shall maintain an ongoing Utilization Management Program ("UM Program") to address pre-authorization, concurrent and retrospective review of the quality, appropriateness, level of care and utilization of all Covered Services provided or to be provided to Members under the Managed Care Plans. The UM Program shall be maintained in accordance with the requirements of State and Federal Law and the standards of Accreditation Organizations. Medical Group and its Participating Providers shall participate, cooperate and comply with the UM Program.

      Medical Group shall establish and maintain a utilization review committee which shall meet as frequently as necessary, but at least weekly. A member of the Health Plan medical services staff may participate in Medical Group's utilization review committee meetings. Medical Group shall keep minutes of its utilization review committee meetings, a copy of which shall be made available to Health Plan upon ten (10) days written notice by Health Plan to Medical Group. Medical Group's utilization review committee shall review elective referrals and hospital and skilled nursing facility admissions on a prospective basis, and Emergency Services and Urgently Needed Services requiring hospital admissions on a retrospective basis. The committee shall also be responsible for monitoring patterns of care, isolating inappropriate utilization and performing other management and review duties as specified in the UM Program.

      4.1.3 CREDENTIALING. Health Plan shall maintain standards, policies and procedures for credentialing and recredentialing physicians, hospitals and other health care professionals and facilities that provide Covered Services to Members under the Managed Care Plans ("Credentialing Program"). The Credentialing Program shall be maintained in accordance with the requirements of State and Federal Law and the standards of Accreditation Organizations. Medical Group and its Participating Providers shall participate, cooperate and comply with Health Plan's Credentialing Program.

      4.1.4 MEMBER RIGHTS AND RESPONSIBILITIES. Health Plan shall inform Members of their rights and responsibilities under each Managed Care Plan, provide Members with membership cards and member handbooks, distribute periodic communications to Members, process Member complaints and grievances and respond to inquiries and requests from Members regarding Managed Care Plans (collectively "Member Services"). Medical Group and its Participating Providers shall participate, cooperate and comply with Health Plan's Member Services activities.

      4.1.5 PREVENTIVE HEALTH SERVICES. Health Plan shall develop preventive health guidelines for the prevention and early detection of illness and disease ("Preventive Health Guidelines") and shall encourage Members to use preventive health services. The Preventive Health Guidelines shall be maintained in accordance with the standards of Accreditation Organizations and shall be distributed to Participating Providers. Medical Group and its Participating Providers shall provide preventive health services to Medical Group Members in accordance with the Preventive Health Guidelines.

      4.1.6 MEDICAL RECORD REVIEW. Health Plan shall on an ongoing basis review medical records maintained by Medical Group and its Participating Providers to assess compliance with the requirements of State and Federal Law and the standards of Accreditation Organizations. Medical Group and its Participating Providers shall maintain medical records in accordance with the provisions of this Agreement regarding medical records and in accordance with guidelines regarding medical records set forth in the Provider Manual.

      4.1.7 CLAIMS PROCESSING. Health Plan shall establish and maintain standards, policies and procedures for the timely and accurate processing and payment of claims for Covered Services provided to Members ("Claims Processing Guidelines"). The Claims Processing Guidelines shall be maintained in accordance with the requirements of State and Federal Law and the Managed Care Plans. Medical Group and its Participating Providers shall comply with Health Plan's Claims Processing Guidelines.

4.2 PERFORMANCE OF DELEGATED ACTIVITIES. Health Plan may delegate to Medical Group, and Medical Group shall perform, those activities which are specified in EXHIBIT 3 to the Base Agreement relating to the following Managed Care Program Services at such time as Medical Group demonstrates to Health Plan's satisfaction the ability to perform these functions in compliance with Health Plan's standards, as amended from time to time:
      (I) Utilization Management; (ii) Credentialing; and (iii) Claims Processing (collectively, the "Delegated Activities").

      4.2.1 HEALTH PLAN POLICIES. For all Delegated Activities, Health Plan shall provide Medical Group with Health Plan's standards and requirements applicable to the Delegated Activities, as amended from time to time (the "Health Plan Policies") and shall notify Medical Group of all substantive changes to the Health Plan Policies. Medical Group may utilize its own policies and procedures for the Delegated Activities, provided that such policies and procedures are consistent with the Health Plan Policies. If Medical Group's policies and procedures are inconsistent with the Health Plan Policies, the Health Plan Policies shall apply.

      4.2.2 SUB-DELEGATION. Medical Group shall not further delegate the performance of Delegated Activities to any of its Participating Providers or any other organization or entity without the prior written consent of Health Plan. Medical Group acknowledges and agrees that Health Plan is accountable for all Delegated Activities, and therefore, Medical Group and its Participating Providers agree to participate, cooperate and comply with Health Plan with respect to all Delegated Activities.

      4.2.3 MAINTENANCE OF INFORMATION AND RECORDS. Medical Group shall maintain all information and records reviewed or created in connection with performing the Delegated Activities in a form acceptable to Health Plan, provide Health Plan with access to such information and records, and permit Health Plan to review and copy such information and records, in accordance with the requirements of State and Federal Law and standards of Accreditation Organizations.

      4.2.4 REPORTING OBLIGATIONS. Medical Group shall provide Health Plan with periodic written reports regarding all Delegated Activities in the formats specified by Health Plan for each of the Delegated Activities.

      4.2.5 MONITORING/AUDITS. Health Plan shall oversee Medical Group's performance of Delegated Activities through review of periodic written reports provided by Medical Group as described above and meetings with appropriate Medical Group representatives and on-site audits and assessments of Medical Group. Medical Group shall cooperate, participate and comply with Health Plan in such monitoring and oversight activities. Such audits and assessments will be performed in accordance with the requirements of State and Federal Law and the standards of Accreditation Organizations. Without limiting the foregoing, Medical Group agrees that arrangements with its Participating Providers will permit Medical Group to disclose to Health Plan its Participating Provider credentialing files.

4.3 PAYMENT FOR PERFORMANCE OF DELEGATED ACTIVITIES. Payment for performance of the Delegated Activities by Medical Group is included in Capitation Payments made to Medical Group under this Agreement. The following percentages of Capitation Payments have been allocated to the performance of Delegated Activities and are included in the Capitation Payments:

          DELEGATED ACTIVITY            PERCENTAGE OF CAPITATION PAYMENTS

          Utilization Management             2.0%
          Credentialing                      0.5%
          Claims Processing                  2.0%

      For each month in which the performance of any Delegated Activity is revoked by Health Plan as provided in this Article 4, the Capitation Payments to Medical Group shall be reduced by the percentage specified above for such Delegated Activity. However, for a period of twelve (12) months following the Commencement Date (the "Grace Period"), Health Plan will provide Claims Processing on behalf of Medical Group with no reduction in Medical Group's Capitation Payment. Following expiration of the Grace Period, Health Plan shall deduct the amounts specified above from the Medical Group's Capitation Payment rate unless and until Medical Group has assumed responsibility for such services. Health Plan may modify the payment for Delegated Activities effective at the beginning of any calendar year by providing Medical Group with sixty (60) calendar days prior written notice.

4.4 REVOCATION OF DELEGATED ACTIVITIES. Health Plan may revoke any or all Delegated Activities if Health Plan determines that they are not being performed in accordance with the standards and requirements established by Health Plan or if Medical Group's performance of Delegated Activities is inconsistent with, or in violation of, State and Federal Law or threatens Health Plan's accreditation by any Accreditation Organization. Health Plan shall provide Medical Group with thirty (30) calendar days prior written notice specifying the Delegated Activities which Health Plan intends to revoke, unless Health Plan determines that Medical Group's continued performance of Delegated Activities presents a risk of harm to Health Plan Members, in which case the Delegated Activities shall be revoked immediately. If Medical Group does not conform to the applicable standards and requirements within such thirty (30) calendar day notice period, Health Plan shall send a second written notice to Medical Group confirming the revocation of the Delegated Activities, the effective date of such revocation and the period of time such revocation shall remain in effect. During this period, Medical Group will take corrective action to conform with applicable standards and requirements established by Health Plan. At the end of such period, Health Plan shall evaluate Medical Group's corrective action, determine whether Medical Group is able to resume performance of the Delegated Activities, and provide written notice to Medical Group of such determination.

      The written notices from Health Plan to Medical Group under this Section shall specify the adjustments to Capitation Payments as a result of the revocation of any Delegated Activities in accordance with the allocations set forth in this Article 4. If only a portion of a specific Delegated Activity is revoked (e.g., Medical Group continues to perform some, but not all, of a specific Delegated Activity), Health Plan shall have the right to adjust the allocations set forth in this Article 4 to reflect the portion of the specific Delegated Activity which continues to be performed by Medical Group. Notwithstanding any other provision of the Agreement, the written notices from Health Plan to Medical Group under this Section shall be deemed valid and enforceable modifications to the Agreement, whether or not signed by Medical Group.

      Upon revocation of any of the Delegated Activities, Health Plan will resume responsibility for performing such activities, and Medical Group and its Participating Providers shall continue to cooperate, participate and comply with Health Plan with respect to the performance of such activities.


                                    ARTICLE 5
                                  COMPENSATION

5.1 CAPITATION PAYMENTS. Health Plan shall make monthly Capitation Payments to Medical Group as payment for providing and arranging Covered Services to Medical Group Members for each Managed Care Plan, as specified in this Agreement and in the applicable Product Attachment.

      5.1.1 DUE DATE. Except as provided in Exhibit B to Product Attachment B1 hereof, each Capitation Payment shall be due and payable on the fifteenth
      (15th) day of the month for the current month's Covered Services.

      5.1.2 DOCUMENTATION. Health Plan shall provide Medical Group appropriate documentation in support of each Capitation Payment.

      5.1.3 RETROACTIVE ADJUSTMENTS. Capitation Payments shall be subject to retroactive adjustments either upward or downward due to retroactive changes in the Premium for each Managed Care Plan as specified in the applicable Product Attachment and retroactive changes in the number of Medical Group Members for each Managed Care Plan. Retroactive adjustments shall be made within thirty (30) days after the adjustment is determined.

5.2 ADJUSTMENT FOR CLAIMS PROCESSING; DEPOSIT. Health Plan shall deduct from Medical Group's monthly Capitation Payment an amount reasonably estimated by Health Plan to be necessary for Health Plan to process and pay claims for Medical Group Services which are not provided directly by Medical Group and its employed Participating Providers (the "Claims Processing Withhold"). Initially, the Claims Processing Withhold shall be equal to the current average claims cost for outside providers as of the Commencement Date. The Claims Processing Withhold shall be increased or decreased each month to more accurately reflect Medical Group's actual and expected claims experience. For any period in which Medical Group has been delegated full responsibility for processing claims for Medical Group Services which are not provided directly by Medical Group and its employed Participating Physicians, the Claims Processing Withhold will be zero.

5.3 ADJUSTMENT FOR OUT-OF-AREA MEDICAL SERVICES. Medical Group shall be responsible for twenty percent (20%) of the actual costs incurred by Health Plan in providing Out-of-Area Medical Services to Medical Group Members; provided, however, Medical Group shall be responsible for one hundred percent (100%) of the actual costs incurred by Health Plan in providing Out-of-Area Medical Services when Medical Group fails to cooperate with Health Plan in the management of Out-of-Area Medical Services. This amount shall be deducted from Medical Group's Capitation Payment based on the actual costs incurred by Health Plan in paying claims for Out-of-Area Medical Services during the previous month.

5.4 ADJUSTMENT FOR REVOCATION OF DELEGATED ACTIVITIES. Health Plan shall deduct the amounts specified in Article 4, above, for any Delegated Activity which is revoked by Health Plan in accordance with the provisions of Article 4.

5.5 INCENTIVE PROGRAMS. Incentive programs are designed to ensure that Health Plan, Medical Group and, for some programs, Hospital work collaboratively to deliver Covered Services in an effective and efficient manner by ensuring appropriate utilization of Covered Services. Incentive programs for each Managed Care Plan are set forth in the applicable Product Attachment.

      5.5.1 INCENTIVE PROGRAM WITHHOLD. Health Plan shall establish a single withhold from Medical Group's monthly Capitation Payment for purposes of offsetting potential deficits for the combined incentive programs, excluding the Split Capitation Commercial Hospital Incentive Program and the Split Capitation Secure Horizons Hospital Incentive Program for which separate withholds may be established. The monthly incentive withhold shall initially be 0 percent (0%) of the Premium for each Managed Care Plan, as described in the applicable Product Attachment. Health Plan, in its sole discretion, shall prospectively adjust the withhold based on Medical Group's experience under the combined incentive programs at the time of the program settlements described below. In no event shall the withhold exceed 0 percent (0%) of the monthly Capitation Payment.

      5.5.2 INCENTIVE PROGRAM SETTLEMENTS. Health Plan shall conduct combined settlements for all of the incentive programs for Managed Care Plans applicable to Medical Group, excluding the Split Capitation Commercial Hospital Incentive Program and the Split Capitation Secure Horizons Hospital Incentive Program, for which separate settlements will be conducted. Surpluses and deficits under each of the incentive programs shall be aggregated and offset against one another. Health Plan will conduct an estimated calculation after six (6) months (the "Interim Calculation") and a final calculation annually (the "Final Calculation") based on the calendar year. The incentive program withhold described above shall be refunded to the Medical Group at the time of the incentive program settlements, except that Medical Group's share of any incentive program deficits shall be deducted from such refund. Except as otherwise provided in the exhibits hereto, payments under the combined incentive programs will be due from the owing party within one hundred and twenty
      (120) days following the end of the six (6) months for the Interim Calculation and within one hundred and eighty (180) days following the end of the calendar year for the Final Calculation. Medical Group shall have thirty (30) days from the date of written notice to audit and submit any revisions to the incentive program settlement to Health Plan. Any submitted revisions must be approved by Health Plan and such approval shall not be unreasonably withheld. Health Plan shall then have thirty
      (30) days to make any necessary adjustment to the calculation and return the itemized calculation to Medical Group. Such calculation shall be considered the final calculation unless Medical Group and Health Plan agree to extend the calculation process. Any amounts owing shall be paid to the appropriate party within thirty (30) days of the release of the final itemized calculation. In the event that claims for non-Participating Providers were incurred during the calendar year in question but were not paid until after the final calculation, such costs shall be carried forward and applied to the subsequent calendar year's Hospital Incentive Program as an expense for that calendar year. Only claims to non-contracted providers will be carried forward. For the Interim Calculation, the payment due will be limited to seventy five percent (75%) of the calculated amount due to account for incurred but not received claims. To the extent a Medical Group deficit has been carried forward from a prior settlement period, this deficit shall be offset against amounts due to Medical Group hereunder.

      Prior to the Commencement Date, the terms of Product Attachment C which relate to the timing of incentive payments due Medical Group shall be amended to reflect the terms of the applicable hospital agreement. Notwithstanding any language to the contrary in the current Product Attachment C, Health Plan shall not offset incentive payments among capitated hospital funds.

      5.5.3 INCENTIVE PROGRAM COMPLIANCE WITH STATE AND FEDERAL LAW. Health Plan and Medical Group acknowledge and agree that the payments which may be made directly or indirectly under the incentive programs described in this Agreement are not made as an inducement to reduce or limit Covered Services to any specific Member. Medical Group acknowledges and agrees that any payments which may be made directly or indirectly under physician incentive programs Medical Group may utilize with respect to its Participating Providers shall not be made as an inducement to reduce or limit Covered Services to any specific Member. Medical Group further acknowledges and agrees that the incentive programs described in this Agreement shall be subject to modification by Health Plan during the term of this Agreement in order to comply with changes in State and Federal Law, and Medical Group further agrees to modify any physician incentive programs utilized with respect to its Participating Providers to comply with such changes.

      5.5.4 LIMITATION ON MEDICAL GROUP'S RISK. In the event Medical Group incurs an obligation under the overall incentive program settlement described above, Medical Group shall not be responsible for reimbursing Health Plan nor shall Health Plan offset the Medical Group's obligation against Medical Group's Capitation Payments due under this Agreement. Health Plan shall carry forward any Medical Group obligations as the result of an incentive program obligation and the amount carried forward shall be offset against amounts otherwise due to Medical Group under future settlements for the combined incentive programs. Notwithstanding the foregoing, Medical Group shall be responsible for reimbursing Health Plan for its portion of any deficit under the Pharmacy Incentive Program.


5.6   STOP-LOSS AND REINSURANCE PROGRAMS

      5.6.1 INDIVIDUAL STOP-LOSS. Medical Group shall comply with the applicable individual stop loss provisions set forth in the Product Attachments.

      5.6.2 SUBMISSION OF ISL AND REINSURANCE CLAIMS. Medical Group shall submit all claims under the ISL Program and Reinsurance Program in accordance with the procedures set forth in the Provider Manual. Health Plan shall pay claims under the ISL Program and Reinsurance Program only if such claims are submitted within one (1) year following the date the claim is incurred.

      5.6.3 NOTIFICATION OF CLAIMS. Medical Group shall provide written notification to Health Plan when Medical Group Services or Hospital Services for any Medical Group Member(s) equal fifty percent (50%) of the ISL Deductible or fifty percent (50%) of the Reinsurance Deductible, respectively. Such written notification shall be provided to Health Plan no later than the fifteenth (15th) day of the month following the month in which such threshold is reached. Medical Group acknowledges and agrees that if Medical Group fails to provide the written notice required by this Section within the time frame specified in this Section, Medical Group shall be financially responsible for ten percent (10%) of all Medical Group Services or ten percent (10%) of all Hospital Services provided to the Medical Group Member(s) in excess of the ISL Deductible or Reinsurance Deductible, as applicable, which amount shall be in addition to the ISL Coinsurance or Reinsurance Coinsurance, as applicable.

      5.6.3 OPT-OUT FROM ISL PROGRAM. Subject to Health Plan's approval, Medical Group may elect to opt out of the ISL Program effective upon the Commencement Date or the beginning of any calendar year. In such event, Medical Group shall be required to obtain stop-loss coverage from a third-party insurance carrier acceptable to Health Plan and in the amounts required by Health Plan and State and Federal Law. In order to opt-out of Health Plan's ISL Program, Medical Group must provide written notice to Health Plan at least thirty (30) days prior to the beginning of the calendar year. Such notice shall specify the name of the third-party insurance carrier, and proposed effective date, coverage levels and charges. If Health Plan does not object to such coverage in writing within fifteen
      (15) days of the date of the notice, Medical Group shall be required to purchase such coverage as of the effective date specified in the notice.

5.7 PAYMENTS FOLLOWING TERMINATION OF AGREEMENT. Following termination of this Agreement and continuing for each month in which the number of Medical Group Members continues to be greater than or equal to two hundred
      (200), Health Plan shall compensate Medical Group for providing and arranging Covered Services to Medical Group Members under the same terms and conditions which applied prior to termination of this Agreement. For any month following termination of this Agreement in which the number of Medical Group Members is less than two hundred (200), Health Plan shall compensate Medical Group for providing Medical Group Services to Medical Group Members at the Cost of Care.

5.8 COST OF CARE. Certain provisions of this Agreement require that Medical Group provide health care services which are not covered by Capitation Payments at Cost of Care and certain provisions of this Agreement require that Medical Group Services be valued at Cost of Care. For purposes of this Agreement, "Cost of Care" shall mean the amount determined under Health Plan's fee schedule, attached as EXHIBIT 1 to the Base Agreement for such services. Health Plan may revise its fee-schedule from time to time by providing thirty (30) days prior written notice to Medical Group; provided, however, that the fee schedule utilized under this Agreement shall be no less favorable to Medical Group than the fee schedule utilized by Health Plan for other Participating Providers in the state.

5.9 COLLECTION OF COPAYMENTS. Medical Group and its Participating Providers shall be responsible for the collection of Copayments upon rendering Medical Group Services to Members in accordance with the applicable Subscriber Agreement. Any Copayments which are stated as a percentage shall be calculated using the Cost of Care for such Medical Group Services.

5.10 COLLECTION OF CHARGES FROM THIRD PARTIES. Except as provided in Section 5.11, procedures for collection of charges from third parties shall be governed by the terms of the Provider Manual.

5.11 COORDINATION OF BENEFITS. Medical Group shall cooperate with and support, as mutually agreed upon by the parties, Health Plan's coordination of benefits rights. Coordination of benefits procedures may be further defined in the Provider Manual.

      5.11.1 PLAN IS PRIMARY. If a Member possesses health benefits coverage through another policy which is secondary to Health Plan under applicable coordination of benefits rules, including the Medicare secondary payor program, Medical Group shall accept payment from Health Plan for Covered Services as provided herein as full payment for such Covered Services, except for applicable Copayments. Member shall have no obligation for any fees, regardless of whether secondary insurance is available.

      5.11.2 PLAN IS SECONDARY. If a Member possesses health benefits coverage through another policy which is primary to Health Plan under applicable coordination of benefits rules, including the Medicare secondary payor program, or if Member is entitled to payment under a workers' compensation policy or automobile insurance policy, Medical Group may pursue payment from the primary payor or workers' compensation carrier consistent with applicable law and regulations and Medical Group's contract, if any, with the primary payor. In such event, Health Plan's responsibility shall equal the amount of out-of-pocket expenses (i.e., Copayments and deductibles) that Member would incur in the absence of Health Plan's secondary coverage, minus the ISL Deductible and ISL Coinsurance.

5.12 OFFSETTING. Except as may otherwise be specifically provided in this Agreement, Health Plan shall have the right to offset any and all amounts owed by Medical Group to Health Plan against amounts, including Capitation Payments, owed by Health Plan to Medical Group provided that Health Plan provides ninety (90) days prior written notice of such amounts to Medical Group and Medical Group does not pay such amounts within such ninety (90) day period. This right to offset shall include, without limitation, Health Plan's right to offset the following amounts owed to Health Plan by Medical Group: (I) amounts owed by Medical Group under the incentive programs described in this Agreement and in the Product Attachments, (ii) amounts owed by Medical Group for Covered Services provided outside the Medical Group Risk Area, and (iii) amounts owed by Medical Group due to overpayments or payments made in error by Health Plan. Notwithstanding the foregoing, Health Plan's right to offset shall not extend to Medical Group's risk sharing arrangements with capitated hospitals.

5.13 ADEQUACY OF COMPENSATION. Medical Group agrees to accept payment as provided herein as payment in full for providing and arranging the Covered Services required under this Agreement, whether that amount is paid in whole or in part by Member, Health Plan or any Subscriber, including other health care plans that pay before Health Plan as required by applicable state or federal coordination of benefits provisions. This Section does not prohibit Medical Group from collecting applicable Copayments or deductibles consistent with the Managed Care Plans.

5.14 SERVICES RENDERED TO INELIGIBLE SUBSCRIBERS - Health Plan agrees to reimburse Medical Group for Covered Services provided to an ineligible Member if the Member was listed as eligible on the most current eligibility list provided to Medical Group by Health Plan. If Health Plan is in receipt of billings to such ineligible Member from Medical Group which demonstrate proof of having sent the Member or the Member's legal guardian three (3) bills no less than thirty
      (30) days apart, Health Plan will reimburse Medical Group for services provided which would have been Covered Services if the Member had been eligible. Reimbursement shall be at Cost of Care, minus any amounts collected by Medical Group from other sources. If subsequent to payment by Health Plan, Medical Group receives any payment from another source for the services, then Medical Group shall reimburse Health Plan up to the amount previously received from Health Plan so that Medical Group's full payment does not exceed the Cost of Care.

5.15 RENEGOTIATION OF RATES AT THE END OF ONE YEAR. Either party may initiate renegotiation of rates under this Agreement on the twelve (12) month anniversary of the Commencement Date or, subsequently, at the expiration of the Initial Term, by providing the other party prior written notice of intent to renegotiate. Such notice of intent to renegotiate must be provided at least ninety (90) days prior to the end of the twelve (12) month anniversary of the Commencement Date or, for renegotiation at the end of the Initial Term, ninety (90) days prior to the expiration of the Initial Term. If proper notice is provided, the parties shall meet to discuss rates in good faith and shall diligently pursue a prompt resolution of the renegotiation. The rates under this Agreement shall remain in effect unless and until the parties each agree through a written amendment signed by both parties to revise the rates.

                                    ARTICLE 6
                              TERM AND TERMINATION

6.1 TERM. The term of this Agreement shall be for one hundred twenty (120) months commencing on the Commencement Date. Thereafter, the term of this Agreement shall be automatically extended for one (1) year on each anniversary of the Commencement Date ("Anniversary Date"), unless either party provides the other with written notice of such party's intention not to extend the term at least one hundred twenty (120) calendar days prior to the Anniversary Date or until this Agreement is appropriately terminated by either party as provided herein.

6.2 TERMINATION OF AGREEMENT WITH CAUSE. Either Health Plan or Medical Group may terminate this Agreement for cause as set forth below, subject to the notice requirement and cure period set forth below.

      6.2.1 CAUSE FOR TERMINATION OF AGREEMENT BY MEDICAL GROUP. The following shall constitute cause for termination of this Agreement by Medical Group:

          (i) NON-PAYMENT. Failure by Health Plan to pay Capitation Payments due Medical Group hereunder within thirty (30) days of the Capitation Payment due date or failure by Health Plan to make any other payments due Medical Group hereunder within forty-five (45) days of any such payment's due date.

          (ii) BREACH OF MATERIAL TERM AND FAILURE TO CURE. Health Plan's breach of any material term, covenant, or condition and subsequent failure to cure such breach as provided below.

      6.2.2 CAUSE FOR TERMINATION OF AGREEMENT BY HEALTH PLAN. The following shall constitute cause for termination of this Agreement by Health Plan:

          (i) FINANCIAL FAILURE OF MEDICAL GROUP. Health Plan's reasonable determination of Medical Group's anticipated inability to provide or arrange for Covered Services as a result of the likelihood of Medical Group's lack of financial resources, other than due to Health Plan's non-payment of amounts due Medical Group hereunder. Medical Group shall have the opportunity to dispute such determination by Health Plan by providing reasonable evidence and assurances of financial stability and capacity to perform under this Agreement.

          (ii) FAILURE TO PROVIDE QUALITY SERVICES. Medical Group's failure to arrange or provide Covered Services in accordance with the standards set forth in this Agreement and Health Plan's QI Program and UM Program. Notwithstanding the foregoing, Health Plan reserves the right to immediately withdraw from Medical Group or any of its Participating Providers any or all Members in the event the health or safety of Members is endangered by the actions of Medical Group or any of its Participating Providers or as a result of continuation of this Agreement.

          (iii) BREACH OF MATERIAL TERM AND FAILURE TO CURE. Medical Group's breach of any material term, covenant or condition of this Agreement and subsequent failure to cure such breach as provided below.

      6.2.3 NOTICE OF TERMINATION AND EFFECTIVE DATE OF TERMINATION. The party asserting cause for termination of this Agreement (the "terminating party") shall provide written notice of termination to the other party. The notice of termination shall specify the breach or deficiency underlying the cause for termination. The party receiving the written notice of termination shall have thirty (30) calendar days from the receipt of such notice to cure the breach or deficiency to the satisfaction of the terminating party (the "Cure Period"). If such party fails to cure the breach or deficiency to the satisfaction of the terminating party within the Cure Period or if the breach or deficiency is not curable, the terminating party shall provide written notice of failure to cure the breach or deficiency to the other party following expiration of the Cure Period. This Agreement shall terminate upon receipt of the written notice of failure to cure or at such other date as may be specified in such notice. During the Cure Period, Health Plan may cease marketing efforts for Medical Group and discontinue enrollment of Members with Medical Group.

6.3 AUTOMATIC TERMINATION UPON REVOCATION OF LICENSE OR CERTIFICATE. This Agreement shall automatically terminate upon the revocation, suspension or restriction of any license, certificate or other authority required to be maintained by Medical Group or Health Plan in order to perform the services required under this Agreement or upon the Medical Group's or Health Plan's failure to obtain such license, certificate or authority.

6.4 TRANSFER OF MEDICAL RECORDS. Following termination of this Agreement, at Health Plan's request, Medical Group and its Participating Providers shall copy all requested Member patient medical files in the possession of Medical Group or its Participating Providers and forward such files to another provider of Covered Services designated by Health Plan, provided such copying and forwarding is not otherwise objected to by such Members. The copies of such medical files may be in summary form. The cost of copying the patient medical files shall be borne equally by Medical Group and Health Plan. Medical Group shall cooperate with Health Plan in maintaining the confidentiality of such Member medical records at all times.

6.5 REPAYMENT UPON TERMINATION. Within one hundred eighty (180) calendar days of the effective date of termination of this Agreement, an accounting shall be made by Health Plan of the monies due and owing either party and payment shall be forthcoming by the appropriate party to settle such balance within thirty (30) calendar days of such accounting. Either party may request an independent audit of such Health Plan accounting by a mutually acceptable independent certified public accountant and such audit shall be equally paid for by both parties. The parties agree to abide by the findings of such independent audit. Appropriate payment, if any, by the appropriate party shall be made within thirty (30) calendar days of such independent audit.

6.6 TERMINATION NOT AN EXCLUSIVE REMEDY. Any termination by either party pursuant to this Article is not meant as an exclusive remedy and such terminating party may seek whatever action in law or equity as may be necessary to enforce its rights under this Agreement.

6.7 PARTICIPATING PHYSICIAN SUBSTITUTION INTO AGREEMENT. Medical Group shall require that its Participating Physicians who are independent contractors ("Independent Physicians") agree to be bound, at Health Plan's option, to the terms and conditions of this Agreement in the event of dissolution or insolvency of Medical Group or in the event of a termination of the Agreement by Health Plan for cause. The Independent Physicians' obligations shall continue through the last day of the initial term of the Agreement (the "Physician Continuation Period"). In case of such dissolution, insolvency or termination, Health Plan may, at its option, assume the Medical Group's administrative responsibilities described in the Agreement. The purpose of this provision is to ensure continuity of care to Members. Payment to the Independent Physicians during the Physician Continuation Period shall be at the Cost of Care rates.

                                    ARTICLE 7
                               GENERAL PROVISIONS

7.1 INDEPENDENT CONTRACTOR RELATIONSHIP. The relationship between Health Plan and Medical Group is an independent contractor relationship. Neither Medical Group nor its Participating Providers, employees or agents are employees or agents of Health Plan and neither Health Plan nor its employees or agents are members, partners, employees or agents of Medical Group. None of the provisions of this Agreement shall be construed to create a relationship of agency, representation, joint venture, ownership, control of employment between the parties other than that of independent parties contracting solely for the purpose of effectuating this Agreement. Nothing contained in this Agreement shall cause either party to be liable or responsible for any debt, liability or obligation of the other party or any third party unless such liability or responsibility is expressly assumed by the party sought to be charged therewith.

7.2 INDEMNIFICATION. Medical Group shall defend, indemnify and hold harmless, and shall cause each of its Participating Providers to defend, indemnify and hold harmless Health Plan and its directors, officers, employees, affiliates and agents against any claim, loss, damage, cost, expense or liability arising out of or related to the performance or nonperformance by Medical Provider, its Participating Providers, employees or agents of any Medical Group Services and other services to be performed or arranged by Medical Group and its Participating Providers under this Agreement.

      Health Plan shall defend, indemnify and hold harmless Medical Group and its directors, officers, employees, affiliates and agents against any claim, loss, damage, cost, expense or liability arising out of or related to the performance or nonperformance by Health Plan, its employees or agents of any services to be performed by Health Plan under this Agreement.

7.3 PHYSICIAN-PATIENT RELATIONSHIP. Health Plan and Medical Group acknowledge and agree that Medical Group or each of Medical Group's Participating Providers shall maintain the physician-patient relationship with each Member. Nothing contained in this Agreement is intended to interfere with such physician-patient relationship. Nothing in this Agreement shall be interpreted to discourage or prohibit Medical Group and its Participating Providers from discussing treatment options or providing other medical advice or treatment deemed appropriate by Medical Group or its Participating Providers. Medical Group or its Participating Providers shall have the sole responsibility for the medical care and treatment of Members.

7.4 MEMBER APPEALS AND GRIEVANCES. Health Plan shall be responsible for resolving Member claims for benefits under the Managed Care Plans and all other claims against Health Plan. Health Plan shall resolve such claims utilizing the Member Appeals and Grievance Procedures set forth in the Subscriber Agreement and the Provider Manual. Medical Group shall assist Health Plan in the handling of Member complaints, grievances and appeals, consistent with the Member Appeals and Grievance Procedures. In the event an oral or written complaint, grievance or appeal is presented to Medical Group or any of its Participating Providers relating to benefits or coverage under a Managed Care Plan and is not resolved within two (2) calendar days, Medical Group or its Participating Provider will immediately deliver such complaint, grievance or appeal to Health Plan for handling pursuant to the Member Appeals and Grievance Procedures. At the end of each month, Medical Group shall submit a report to Health Plan of all Member complaints and grievances which were received and resolved by Medical Group and its Participating Providers within two (2) calendar days during the previous month. The monthly report shall include the Member's name and Health Plan identification number, date of complaint, nature of complaint, and the resolution of complaint. Medical Group and its Participating Providers shall comply with all final determinations made by Health Plan through the Member Appeals and Grievance Procedures. Member claims against Medical Group or its Participating Providers, other than claims for benefits under the Managed Care Plans, are not subject to the Member Appeals and Grievance Procedures and are not governed by this Agreement.

7.5 DISPUTES BETWEEN MEDICAL GROUP OR ITS PARTICIPATING PROVIDERS AND MEMBER. Any controversies or claims between Medical Group or its Participating Providers and a Member arising out of the performance of this Agreement by Medical Group or the Medical Group's Participating Provider, other than claims for benefits under Managed Care Plans, are not governed by this Agreement. Medical Group or its Participating Provider and the Member may seek any appropriate legal action to resolve such controversy or claim deemed necessary.

7.6   DISPUTES BETWEEN HEALTH PLAN AND MEDICAL GROUP

      7.6.1 DISPUTE RESOLUTION PROCEDURE. Health Plan has established a Provider Dispute Resolution Procedure, set forth in the Provider Manual, to provide a mechanism by which Health Plan's Participating Providers, including Medical Group and any of its Participating Providers, may submit to Health Plan certain disputes arising out of the performance of this Agreement or relating to the decisions made by Health Plan under this Agreement for resolution on an informal basis. Any dispute submitted pursuant to the Provider Dispute Resolution Procedure should be addressed to the appropriate Health Plan person(s) or department(s) at the address and/or telephone number identified in the Provider Manual. Any provider dispute which is not resolved informally through the Provider Dispute Resolution Procedure may be submitted for arbitration as provided in
      Section 7.6.2 below.

      7.6.2 ARBITRATION. Any controversy, dispute or claim arising out of the interpretation, performance or breach of this Agreement which is not resolved pursuant to the Provider Dispute Resolution Procedure specified above shall be resolved by binding arbitration at the request of either party, in accordance with the commercial rules of the American Arbitration Association. Such arbitration shall occur in Los Angeles, California, unless the parties mutually agree to have such proceeding in some other locale. The arbitrators shall apply California substantive law and federal substantive law where state law is preempted. Civil discovery for use in such arbitration may be conducted in accordance with the provisions of California law, and the arbitrator selected shall have the power to enforce the rights, remedies, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions and penalties as can be imposed in like circumstances in a civil action by a court of competent jurisdiction of the State of California. The provisions of California law concerning the right to discovery and the use of depositions in arbitration are incorporated herein by reference and made applicable to this Agreement.

      The arbitrators shall have the power to grant all legal and equitable remedies and award compensatory damages provided by California law, except that punitive damages shall not be awarded. The arbitrators shall prepare in writing and provide to the parties an award including factual findings and the legal reasons on which the decision is based. The arbitrators shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected pursuant to the term of California law for any such error.

      Notwithstanding the above, in the event either Medical Group or Health Plan wishes to obtain injunctive relief or a temporary restraining order, such party may initiate an action for such relief in a court of law and the decision of the court of law with respect to the injunctive relief or temporary restraining order shall be subject to appeal only through the courts of law. The courts of law shall not have the authority to review or grant any request or demand for damages.

7.7 NOTICE. All notices required or permitted by this Agreement shall be in writing and may be delivered in person or may be sent by registered or certified mail or U.S. Postal Service Express Mail, with postage prepaid, or by Federal Express or other overnight courier that guarantees next day delivery, or by facsimile transmission, and shall be deemed sufficiently given if served in the manner specified in this Section. The addresses set forth on the signature page shall be the particular party's address for delivery or mailing of notice purposes.

      The parties may change the names and addresses through written notice in compliance with this Section. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the
      postmark date.   Notices delivered by U.S. Postal Service Express mail,
      Federal Express or overnight courier that guarantees next day delivery shall be deemed given twenty-four (24) hours after delivery of the notice to the United States Postal Service, Federal Express or overnight courier. If any notice is transmitted by facsimile transmission or similar means, the notice shall be deemed served or delivered upon telephone confirmation of receipt of the transmission, provided a copy is also delivered via delivery or mail.

7.8 ASSIGNMENT. Except as specified in Section 7.12 below, this Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred or pledged in any way by Medical Group or Health Plan and shall not be subject to execution, attachment or similar process. However, Health Plan may assign this Agreement and its rights, interests and benefits hereunder to any entity which is a corporate affiliate of Health Plan.

7.9   AMENDMENTS

      7.9.1 AMENDMENTS TO MANAGED CARE PLANS. Health Plan may amend or change any or all provisions of the Managed Care Plans by providing thirty (30) calendar days prior written notice to Medical Group. Such amendment shall be binding upon Medical Group at the end of the thirty (30) calendar day period. However, Health Plan shall obtain Medical Group's written consent to the terms governing Medical Group's provision of Covered Services under a Managed Care Plan, if the Managed Care Plan is not, at the time of its addition to this Agreement, one of the Product Attachments to this Agreement.

      7.9.2 AMENDMENTS TO PROVIDER MANUAL. Health Plan may amend the Provider Manual by providing thirty (30) calendar days prior written notice to Medical Group. Such amendments shall be binding upon Medical Group at the end of the thirty (30) calendar day period, except as provided in Section
      7.9.4 of this Agreement.

      7.9.3 AMENDMENTS TO AGREEMENT. Health Plan may amend this Agreement by providing thirty (30) calendar days prior written notice to Medical Group in order to maintain compliance with State and Federal Law or to comply with any directive from a Government Agency. Such amendment shall be binding upon Medical Group at the end of the thirty (30) calendar day period, except as provided in Section 7.9.4 of this Agreement. All other amendments to this Agreement shall be effective only upon mutual written agreement of the parties or as provided in Section 7.9.4 of this Agreement.

      7.9.4 MATERIAL AMENDMENTS. In the event Health Plan provides notice of amendment to the Agreement or the Provider Manual or provides notice of a material change in benefits under any Managed Care Plan, Medical Group shall be bound by such amendment unless (i) Medical Group provides Health Plan with notice of objection within the thirty (30) calendar day notice period, and (ii) such change affects a material duty or responsibility of Medical Group, and (iii) the change has a material adverse economic effect upon Medical Group as reasonably demonstrated by Medical Group to Health Plan. In such event, Medical Group and Health Plan shall seek to agree to an amendment to this Agreement which satisfactorily addresses the effect on Medical Group's material duty or responsibility and reimburses the material economic detriment caused to Medical Group. In such event, the amendment shall not be effective until the parties amend the Agreement through a written amendment signed by both parties.

      Notwithstanding the above, in the event that Health Plan disagrees with Medical Group's notice of objection an seeks to enforce any amendment despite such notice, Health Plan agrees that it will meet with Medical Group in an attempt to resolve the disagreement and if the disagreement cannot be resolved through meetings, Medical Group may submit the disagreement to arbitration in accordance with the provisions of this Agreement.

      7.9.5 AMENDMENTS TO REFLECT SYSTEMS CHANGES. In the event Health Plan undergoes systems changes which are not anticipated at the time of the execution of the Agreement, the parties will negotiate in good faith to revise the Agreement, to the extent amendments to the Agreement are necessary, for the limited purpose of accommodating the necessary systems changes.

7.10  CONFIDENTIAL AND PROPRIETARY INFORMATION

      7.10.1 INFORMATION CONFIDENTIAL AND PROPRIETARY TO HEALTH PLAN. Medical Group and its Participating Providers shall maintain confidential all information designated in this Section. The information which Medical Group and its Participating Providers shall maintain confidential (the "Confidential Information") consists of: (i) the Eligibility List and any other information containing the names, addresses and telephone numbers of Members which has been compiled by Health Plan; (ii) lists or documents compiled by Health Plan which include the names, addresses and telephone numbers of employers, employees of such employers responsible for health benefits and the officers and directors of such employers; (iii) Health Plan's Provider Manual and any of Health Plan's member, employer and administrative service manuals and all forms related thereto; (iv) the financial arrangements between Health Plan and any of Health Plan's Participating Providers; (v) Health Plan underwriting and rating information and any other information utilized by Health Plan for determining eligibility or rates for the Managed Care Plans; and (vi) any other information compiled or created by Health Plan which is proprietary to Health Plan and which Health Plan identifies in writing to Medical Group.

      7.10.2 NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Medical Group and its Participating Providers shall not disclose or use the Confidential Information for their own benefit or gain either during the term of this Agreement or after the date of termination of this Agreement. Medical Group and its Participating Providers may use the Confidential Information to the extent necessary to perform their duties under this Agreement or upon express prior written permission of Health Plan. Upon the effective date of termination of this Agreement, Medical Group and its Participating Providers shall provide and return to Health Plan the Confidential Information in their possession in the manner specified by Health Plan.

      7.10.3  INFORMATION CONFIDENTIAL AND PROPRIETARY TO MEDICAL GROUP.
      Medical Group shall provide Health Plan with a written description of all information proprietary to Medical Group which is confidential and contains trade secrets of Medical Group (the "Medical Group Information"). Health Plan shall maintain and shall cooperate with Medical Group to maintain the confidentiality of Medical Group Information. Health Plan shall not disclose or use any Medical Group Information for its own benefit either during the term of this Agreement or after the effective date of termination of this Agreement. Upon termination of this Agreement, Health Plan shall provide and return to Medical Group all Medical Group Information in its possession in the manner to be specified by Medical Group.

      7.10.4 NAMES, LOGOS AND SERVICE MARKS. Medical Group shall obtain the written consent of Health Plan prior to using Health Plan's name, product names, logos and service marks in any of Medical Group's promotional, marketing or advertising materials or for any other reason. Health Plan shall obtain the written consent of Medical Group prior to using Medical Group's name, product names, logos and service marks in any of Health Plan's promotional, marketing or advertising materials or for any other reason; provided, however, that Health Plan may utilize Medical Group's name and address in any of Health Plan's publications which list the names of Health Plan's contracting providers without Medical Group's specific consent.

7.11 SOLICITATION OF HEALTH PLAN MEMBERS OR SUBSCRIBER GROUPS. Medical Group and its Participating Providers shall not directly or indirectly engage in the practice of solicitation of Members, Subscribers and Subscriber Groups without Health Plan's prior written consent. Solicitation shall mean conduct by an officer, agent, employee of Medical Group or its Participating Providers or their respective assignees or successors during the term of this Agreement, during any termination notice period and during the continuing care period described in Section 8.3 which may be reasonably interpreted as designed to persuade Members, Subscribers or Subscriber Groups to disenroll from any Managed Care Plan or discontinue their relationship with Health Plan for any reason. Notwithstanding any other provision of this Agreement, Medical Group agrees that Health Plan shall, in addition to any other remedies provided for under this Agreement, have the right to seek a judicial temporary restraining order, preliminary injunction, or other equitable relief against Medical Group and its Participating Providers to enforce its rights under this Section.

7.12 APPROVAL BY HEALTH PLAN OF SALE OR CHANGE IN OWNERSHIP AND CONTROL OF MEDICAL GROUP. For a period of two (2) years following the Commencement Date of this Agreement, Health Plan shall have the right to consent to any proposed sale or change in control of Medical Group or Talbert Medical Management Corporation ("TMMC"), which consent shall not be unreasonably withheld by Health Plan. A change in control of Medical Group or of TMMC shall include any transfer of Medical Group management functions to a successor entity which is a management company or any merger, consolidation or sale of TMMC or Medical Group where any individual, entity or group acquires beneficial ownership of fifty percent (50%) or more of the voting common stock of TMMC or Medical Group or any transaction in which TMMC or Medical Group sells its business or substantially all of its material assets to a successor entity. The parties acknowledge and agree that, during the two (2) year period following the Commencement Date of this Agreement, Health Plan may reasonably withhold its consent if the proposed sale or change of control is to an individual, entity or group that operates HMOs or holds Medicare risk contracts with HCFA.

      Medical Group warrants and assures that (i) this Agreement will be assumed by all successor entities to Medical Group, (ii) all successor entities to Medical Group will be bound by the terms and conditions of this Agreement, and (iii) all successor entities to TMMC shall execute a guaranty identical in form to, that certain Guaranty of Performance, of even date with this Agreement, executed by TMMC in favor of Health Plan. In the event that any successor entities to Medical Group assume this Agreement and have one or more existing provider agreements with Health Plan ("the existing provider agreement"), Health Plan shall have the right, in its sole discretion, to require that the successor entities to Medical Group be bound by the provisions of either: (i) this Agreement; or (ii) the existing provider agreement; or (iii) a combination of this Agreement and the existing provider agreement, with respect to any or all Health Plan Members assigned to Medical Group or successor entities to Medical Group, as shall be specified by Health Plan by written notice to the successor entities or management companies. The agreement or agreements elected by Health Plan for coverage of Health Plan Members under this Section shall supersede any and all other agreements for such coverage.

      As a condition to Health Plan's consent under this Section, Health Plan may require successor entities to execute documentation furnished by Health Plan evidencing their agreement to abide by accordance with the provisions of this Section.

7.13 CONFIDENTIALITY OF THIS AGREEMENT. To the extent reasonably possible, each party agrees to maintain this Agreement as a confidential document and not to disclose the Agreement or any of its terms without the approval of the other party.

7.14 INVALIDITY OF SECTIONS OF AGREEMENT. The unenforceability or invalidity of any paragraph or subparagraph of any section or subsection of this Agreement shall not affect the enforceability and validity of the balance of this Agreement.

7.15 CAPTIONS. Captions in this Agreement are descriptive only and do not affect the intent or interpretation of the Agreement.

7.16 WAIVER OF BREACH. The waiver by either party to this Agreement of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach or violation thereof.

7.17 ATTORNEYS' FEES AND COSTS. If any action at law or suit in equity is brought to enforce or interpret the provisions of this Agreement or to collect any monies due hereunder, the prevailing party shall be entitled to reasonable attorneys' fees and reasonable costs, together with interest thereon at the highest rate provided by law, in addition to any and all other relief to which it may otherwise be entitled.

7.18 MEDICAL GROUP'S AUTHORIZED REPRESENTATIVE. Unless otherwise indicated in writing to

      Health Plan, Medical Group warrants and authorizes Talbert Medical Management Corporation to act as its fully authorized representative to represent Medical Group in this Agreement and to receive any and all communications and notices hereunder.

7.19 NO THIRD PARTY BENEFICIARIES. This Agreement shall not create any rights in any third parties who have not entered into this Agreement, nor shall this Agreement entitle any such third party to enforce any rights or obligations that may be possessed by such third party.

7.20 ENTIRE AGREEMENT. This Agreement, including all exhibits, attachments and amendments hereto, contains all the terms and conditions agreed upon by the parties regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations or representations of or between the parties, either oral or written, relating to the subject matter of this Agreement, which are not expressly set forth in this Agreement are null and void and of no further force or effect.

7.21 INCORPORATION OF EXHIBITS, ATTACHMENTS AND PROVIDER MANUAL. The exhibits and attachments to this Agreement and the Provider Manual are an integral part of this Agreement and are incorporated in full herein by this reference.

7.22 MEDICAL GROUP COVENANT NOT TO COMPETE - During the term of this Agreement, including any renewal term, Medical Group and its Participating Providers agree not to, directly or indirectly, seek or obtain a contract with the Health Care Finance Administration for the purpose of offering a Medicare-risk program or benefit plan. This section shall not be interpreted to prevent Medical Group and its Participating Providers from providing or arranging for Covered Services to Medical Group Members in coordination with Health Plan under the terms specified in this Agreement or from providing or arranging health care services pursuant to a contract between Medical Group and any other licensed health maintenance organization or competitive medical plan.

      7.22.1 INDIRECTLY DEFINED. For purposes of this section, the use of the term "indirectly" shall mean activity of , or conducted by, or through, any subsidiary or affiliate of Medical Group.

      7.22.2 EQUITABLE RELIEF. Medical Group acknowledges and agrees that it would be difficult to measure the damage to Health Plan from any breach of Medical Group's obligations under Section 7.22, that injury to Health Plan from any such breach would be impossible to calculate and that money damages would therefore be an inadequate remedy for any such breach. Therefore, Medical Group acknowledges and agrees that Health Plan, in addition to any of its other rights or remedies, shall be entitled to seek injunctive and other equitable relief in the event of an actual or threatened breach of Section 7.22.

7.23  LITIGATION TRACKING PROGRAM

      7.23.1 Medical Group and TMMC currently have access to and utilize some or all of a software program developed and owned by Health Plan's affiliate, FHP, International Corporation ("FHP") to track claims and litigation filed by and against Medical Group and FHP, to produce certain reports and to collect and maintain related historical and other information (the "Litigation Tracking Program"). The Litigation Tracking Program is divided into a non-professional liability tracking module and a professional liability tracking Medical Group and TMMC only have access to and use of the professional liability tracking module. The non-professional liability tracking module is used to monitor claims, suits and proceedings including, but not limited to employment litigation, contract disputes and slip and fall claims. The professional liability tracking module is used to monitor matters generally arising from medical treatment, including without limitation, medical malpractice, bad faith claims and benefit denials. Certain of the information which is maintained by the Litigation Tracking Program is confidential information or is subject to protection from disclosure under the attorney-client and attorney work product privileges.

      7.23.2 For so long as TMMC remains a wholly owned or majority owned subsidiary of FHP or a corporation controlled by or under common control with FHP, TMMC and Medical Group shall continue to have access to and the right to use the professional liability tracking module.

      7.23.3 On or before the date TMMC ceases to be a wholly-owned or majority owned subsidiary of FHP or a corporation controlled by or under common control with FHP, TMMC and Medical Group shall discontinue all use of the Litigation Tracking System, delete the Litigation Tracking System from all computer systems and equipment owned, controlled, possessed or used by or for TMMC or Medical Group and surrender to FHP or its successor all copies (whether on disks or in hard copy or other form) of the Litigation Tracking Program, all information contained in the Litigation Tracking Program and all notes and summaries thereof. On the same date, TMMC and Medical Group shall certify to FHP in a writing signed on behalf of Medical Group and TMMC by Medical Group's and TMMC's highest ranking corporate officer that TMMC and Medical Group have fully complied with the provisions of this Section 7.23.3.

      7.23.4 TMMC and Medical Group are advised, and hereby acknowledge and agree that any breach of the provisions of Section 7.23.3 above shall constitute a material breach of this Agreement, and that upon the occurrence of such breach, Health Plan shall have the right to terminate this Agreement and the right to pursue any and all relief available at law or in equity, including the commencement of legal proceedings to enjoin, or to recover damages, resulting from such breach.

      7.23.5 Notwithstanding Section 7.23.3 above, TMMC and Medical Group shall have the right to make and retain and to request and receive from FHP hard copies of all information pertaining to professional and non-professional liability matters which were asserted or filed against Medical Group on or after February 15, 1996. In addition,

      TMMC and Medical Group shall have the right from time to time to request selected historical information from FHP to the extent such information is required to meet specific regulatory or insurance requirements and FHP shall provide such information in the form and to the extent it can do so without violating any right or obligation of confidentiality or jeopardizing its rights under the attorney-client and work product privileges.

      7.23.6 If requested by TMMC or Medical Group, FHP will grant to TMMC or Medical Group a non-exclusive, non-transferable five (5) year license subject to execution of a mutually agreeable license agreement, to use the Litigation Tracking Program (without data installed) to track professional and non-professional matters asserted or filed against Medical Group from and after February 15, 1996. The license fee to be paid by TMMC or Medical Group for such use shall be $100,000, said amount to be paid in four (4) quarterly installments of $25,000 each, with the first installment to be paid at the beginning of the third calendar quarter following the beginning of the term of such license and the remaining installments to be paid at the beginning of each calendar quarter thereafter.

7.24 JOINT OPERATIONS COMMITTEE ("JOC"). Health Plan, Medical Group and Hospital shall maintain a joint operations committee, consistent with Health Plan's contracts with capitated Hospitals, if any. The committee shall meet at regularly scheduled intervals and meetings may be called by any committee member on at least three (3) days prior written notice. The committee shall act by consensus.

7.25 CONVERSION. Medical Group recognizes that Health Plan intends to substantially revise its systems, operations and programs on the Conversion Date and that this will result in changes to the compensation and other terms of this Agreement, primarily as defined in the Product Attachments. Therefore, this Agreement includes one set of Product Attachments (A1 through D1) which applies prior to the Conversion Date and a second set of Product Attachments (A2 through D2) which applies beginning on the Conversation Date.

Within ninety (90) days following the Conversion Date, Health Plan shall review the percentage of Net Medical Premium specified in Section 3.1 of Product Attachment A2 for Commercial Plan Members (the "Specified Percentage") and shall make a one-time adjustment to the Specified Percentage, if necessary, based upon the following guidelines, the intent being that Medical Group's compensation for Commercial Plan Members should remain economically equivalent as a result of the conversion to the Post-Conversion Product Attachments:

1. Health Plan shall determine the per member per month ("PMPM") amount paid to Medical Group for Commercial Plan Members for the calendar month immediately prior to the Conversion Date (the "Target PMPM").

2. Health Plan shall determine the PMPM amount paid to Medical Group for Commercial Plan Members for the calendar month in which the Conversion Date falls (the "Post-Conversion Date PMPM").

3. Health Plan shall compare the Post-Conversion Date PMPM and the Target PMPM and, if there is a difference between the two amounts, shall adjust the Specified Percentage (the "Adjusted Percentage") such that when the Adjusted Percentage is multiplied by Net Commercial Premium PMPM, the resulting PMPM amount shall be equal to the Target PMPM.

4. The adjustment to the Specified Percentage (the "Adjusted Percentage") shall be effective as of the Conversion Date and shall continue throughout the remainder of the term of the Agreement.

7.26 MEMORIAL AGREEMENT. The parties acknowledge and agree that Health Plan has entered into a long-term agreement with Memorial Health Services ("MHS") on December 19, 1995 (the "MHS Agreement") which requires, among other things, Health Plan to assign certain Members to MHS hospitals. The parties agree that should any provision or requirement in this Agreement be inconsistent with any requirements in the MHS Agreement, the parties to this Agreement shall perform their duties and responsibilities under this Agreement in a manner that is consistent with, and will enable Health Plan to fulfill its obligations under the MHS Agreement. If Medical Group breaches this Agreement and thereby places Health Plan in default of the MHS Agreement, Medical Group shall be responsible for any damages Health Plan incurs and Medical Group agrees to indemnify, defend and hold harmless Health Plan from any and all such damages and Health Plan may elect to offset is damages from Health Plan's payments to Medical Group. Medical Group further agrees for those Medical Group facilities in the zip code areas in which Health Plan, is required to send Members to MHS hospitals, as provided in the MHS Agreement, Medical Group will use its best efforts to send all Medical Group patients requiring services in a hospital to MHS hospitals, consistent with the patient's medical needs and the MHS hospitals' capabilities.

7.27  CHANGES IN DESIGNATED HOSPITAL.

(a)   USE OF SADDLEBACK.   Effective 7/1/98, Members assigned to the Laguna
      Hills Talbert facility will be reassigned to Saddleback Hospital, and the terms of Exhibit A-1 and C-1 for Memorial facilities shall apply.

(b)   CHARTER HOSPITAL.   Effective 2/1/97, Members assigned to the Plaza, Long
      Beach, Charter, and Anaheim Talbert facilities using Charter Hospital will reassigned to hospitals affiliated with the Memorial Health System, and the terms of Exhibit A-1 and C-1 for Memorial facilities shall apply.

(c) MEMBERS ASSIGNED TO DOWNEY TALBERT FACILITY. Effective 2/1/97, Members assigned to the

      Downey Talbert facility will be reassigned and the terms of Exhibit A-3 and C-3 will apply.

(d) MEMBERS ASSIGNED TO COMPTON FACILITY. Effective 1/1/98, Members assigned to Compton Talbert facility will be reassigned to a hospital affiliated with the Memorial Health System, and the terms of Exhibit A-1 and C-1 shall apply.

7.28 GUARANTY OF PERFORMANCE BY TMMC. Notwithstanding anything to the contrary herein, this Agreement shall not become effective unless and until Talbert Medical Management Corporation executes a Guaranty of Performance in favor of Health Plan, in a form acceptable to Health Plan, which unconditionally guarantees all of the obligations of Medical Group under this Agreement.

7.29 AUDIT. Health Plan agrees that Medical Group shall, upon request and provision of reasonable notice, have the right to audit claims processed by the Health Plan on behalf of Medical Group under this Agreement.

7.30 BOARD APPROVAL. This Agreement shall be subject to the prior approval of the Boards of Directors for TMMC and FHP International Corporation, the ultimate parent of Health Plan, which approval shall be considered at board meetings of each corporation.

                                    ARTICLE 8
                    GOVERNING LAW AND REGULATORY REQUIREMENTS

8.1 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted, and enforced in accordance with, and governed by, the laws of the State of California and the United States of America, including, without limitation, the Knox-Keene Health Care Service Plan Act of 1975, as amended, and the regulations adopted thereunder by the California Department of Corporations, the federal Health Maintenance Organization Act of 1973, as amended, and the regulations adopted thereunder by the United States Department of Health and Human Services. Any provisions required to be in this Agreement by State and Federal Law or by Government Agencies shall bind Health Plan and Medical Group whether or not expressly provided in this Agreement.

8.2 NO BILLING OF MEMBERS (MEMBER HOLD HARMLESS PROVISION. With the exception of Copayments and charges for non-covered services delivered on a fee-for-service basis to Members, Medical Group shall in no event, including, without limitation, non-payment by Health Plan, insolvency of Health Plan, or breach of the Agreement, bill, charge, collect a deposit from, or attempt to bill, charge, collect or receive any form of payment from any Member for Covered Services provided or arranged pursuant to this Agreement.

      Medical Group and its Participating Providers shall not maintain any action at law or equity against a Member to collect sums owed by Health Plan to Medical Group. Upon notice of any such action, Health Plan may terminate this Agreement as provided above and take all other appropriate action consistent with the terms of this Agreement to eliminate such charges, including, without limitation, requiring Medical Group and its Participating Providers to return all sums collected as Surcharges from Members or their representatives. For purposes of this Agreement, "Surcharges" are additional fees for Covered Services which are not disclosed to Members in the Subscriber Agreement, are not allowable Copayments and are not authorized by this Agreement. Nothing in this Agreement shall be construed to prevent Medical Group from providing non-Covered Services on a usual and customary fee-for-service basis to Members.

      Medical Group's obligations under this Section shall survive the termination of this Agreement with respect to Covered Services provided or arranged during or after the term of this Agreement, regardless of the cause giving rise to such termination.

8.3 CONTINUING CARE OBLIGATIONS OF MEDICAL. In the event of termination of this Agreement for any reason, Medical Group and its Participating Providers shall continue to provide or arrange Covered Services to Members, including any Members who become eligible during the termination notice period, beginning on the effective date of termination and continuing until the termination or next renewal date of the Member's Subscriber Agreement, unless Health Plan arranges for the transfer of the Member to another Health Plan Participating Provider and provides written notice to Medical Group of such transfer prior to the termination or next renewal date of the Subscriber Agreement. Notwithstanding the foregoing, Medical Group and its Participating Providers will continue to provide or arrange Covered Services to any Members who cannot be transferred within the time period specified above in accordance with Health Plan's legal and contractual obligations to (I) provide Covered Services under the Managed Care Plans and Subscriber Agreements, (ii) provide notice of termination to Members and (iii) ensure continuity of care for its Members.

      Notwithstanding the above or any other provisions to the contrary, Medical Group agrees that in the event Health Plan ceases operations for any reason, including insolvency, Medical Group shall provide or arrange Covered Services and shall not bill, charge, collect or receive any form of payment from any Member for Covered Services provided after Health Plan ceases operations. This continuation of Covered Services obligation shall be for the period for which Premium has been paid, but shall not exceed a period of thirty (30) calendar days, except for those Members who are hospitalized on an inpatient basis as provided below.

      In the event Health Plan ceases operations or Medical Group terminates this Agreement on the basis of Health Plan's failure to make timely Capitation Payments, Medical Group shall continue to arrange for Covered Services to those Members who are hospitalized on an inpatient basis at the time Health Plan ceases operations or Medical Group terminates this Agreement until such Members are discharged from the hospital. Medical Group may file a claim with Health Plan for such services as previously specified in this Section.

      Medical Group agrees that the provisions of this Section and the obligations of Medical Group and its Participating Providers herein shall survive termination of this Agreement regardless of the cause giving rise to such termination, and shall be construed to be for the benefit of Members.

8.4 INSPECTION AND AUDIT OF RECORDS AND FACILITIES. Medical Group and its Participating Providers shall provide access at reasonable times upon demand by Health Plan, Accreditation Organizations and Governmental Agencies to periodically audit or inspect the facilities, offices, equipment, books, documents and records of Medical Group and its Participating Providers relating to the performance of this Agreement and the Covered Services provided to Members, including, without limitation, all phases of professional and ancillary medical care provided or arranged for Members by Medical Group and its Participating Providers, Member medical records and financial records pertaining to the cost of operations and income received by Medical Group for Covered Services rendered to Members. Medical Group and its Participating Providers shall comply with any requirements or directives issued by Health Plan, Accreditation Organizations and Government Agencies as a result of such evaluation, inspection or audit of Medical Group and its Participating Providers. The provisions of this Section shall survive termination of this Agreement for the period of time required by State and Federal Law.

8.5 NONDISCRIMINATION. Medical Group assures that Covered Services shall be provided to Members in the same manner as such services are provided to other patients of Medical Group and its Participating Providers, except as required pursuant to this Agreement. Medical Group and its Participating Providers shall not unlawfully discriminate against any Member on the basis of source of payment or in any manner in regards to access to, and the provision of, Covered Services. Medical Group and its Participating Providers shall not unlawfully discriminate against any Member, employee or applicant for employment on the basis of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age or sex.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in
                               , on                   , 199  .
-------------------------------     ------------------     --

FHP, INC.

By:
    --------------------------

Title:
        ----------------------

Address (for purposes of receiving notice)

18000 Studebaker Road

Cerritos, California 90703
Attention: President

For and on Behalf of MEDICAL GROUP

By:
    --------------------------

Title:
        ----------------------

Address (for purposes of receiving notice)

3540 Howard Way
Costa Mesa, California  92626
Attn:  Business Development